UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Sport Supply Group, Inc.

(Name of Registrant as Specified In Its Charter)

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October 16, 2007
Dear Stockholders:
You are invited to attend the fiscal 2008 annual meeting of stockholders of Sport Supply Group, Inc., which will be held at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on Friday, November 30, 2007, at 10:00 a.m., Central Time.
At this year’s annual meeting, you will be asked to elect four directors and to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Sport Supply Group, Inc. for fiscal 2008. The Board of Directors unanimously recommends a vote FOR each of these proposals.
It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, please either vote your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided, in order to make certain that your shares will be represented at the annual meeting.
I look forward to greeting those of you who will be able to attend the annual meeting.
Sincerely,
Adam Blumenfeld
Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be held Friday, November 30, 2007

To our Stockholders:
The fiscal 2008 annual meeting of stockholders of Sport Supply Group, Inc., a Delaware corporation (the “Company” or “Sport Supply Group”), will be held at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on Friday, November 30, 2007, at 10:00 a.m., Central Time, for the following purposes:
1.	To elect four directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;
2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2008 fiscal year ending June 30, 2008; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record of Sport Supply Group’s common stock (AMEX: RBI) at the close of business on Monday, October 15, 2007, are entitled to notice of the meeting and to vote at the meeting or any and all postponements or adjournments thereof. A copy of the Company’s Annual Report to Stockholders for fiscal 2007, which ended June 30, 2007, is being made available to you with this Notice and Proxy Statement.
Only stockholders of record and persons holding proxies from stockholders may attend the annual meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras, recording devices, and other electronic devices will not be permitted at the annual meeting.
By Order of the Board of Directors,
Terrence M. Babilla
President, Chief Operating Officer, General
Counsel and Secretary
Farmers Branch, Texas
October 16, 2007
IMPORTANT
Your vote is important. Whether or not you expect to attend the meeting in person, we encourage you to vote your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or to sign, date and return the accompanying proxy card in the postage-paid envelope provided.

SPORT SUPPLY GROUP, INC.
1901 Diplomat Drive
Farmers Branch, Texas 75234

PROXY STATEMENT
for
ANNUAL MEETING
to be held on
Friday, November 30, 2007

This Proxy Statement (first made available to stockholders on or about October 16, 2007) is being furnished to holders of common stock in connection with the solicitation of proxies by the Board of Directors of Sport Supply Group, Inc. (the “Company” or “Sport Supply Group”) for use at the fiscal 2008 annual meeting of stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement. This Proxy Statement is accompanied by a form of proxy for use at the Annual Meeting.
At the Annual Meeting, Sport Supply Group stockholders will be asked:
1.	To elect four members of the Sport Supply Group Board, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;
2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2008 fiscal year ending June 30, 2008; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Date, Time and Place of Meeting
The Annual Meeting will be held on Friday, November 30, 2007, at 10:00 a.m., Central Time, at The Omni Dallas Hotel at Park West, 1590 LBJ Freeway, Dallas, Texas 75234.
Record Date; Shares Outstanding and Entitled to Vote
Only holders of record of common stock at the close of business on Monday, October 15, 2007 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of common stock entitles the holder to cast one vote per share on each matter. At the close of business on the Record Date, there were 12,188,160 shares of common stock outstanding and entitled to vote.
Voting and Revocation of Proxies
The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Sport Supply Group for use at the Annual Meeting. Stockholders of record may vote their shares electronically through the Internet or on the telephone by following the instructions on the accompanying proxy card. Stockholders may also vote their shares by submitting a proxy by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. In addition, stockholders may appear and vote their shares in person at the Annual Meeting.

All proxies properly submitted, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary, a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (2) submitting a later-dated proxy relating to the same shares prior to the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any new proxy card to Sport Supply Group, Inc. c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. You may also submit a new proxy electronically through the Internet or on the telephone by following the instructions on the accompanying proxy card.
If you hold your shares through a bank or broker, follow the voting instructions on the form you receive from your bank or broker.
Your vote is important. We encourage you to submit your proxy by either voting on the Internet or on the telephone, or by signing and returning the accompanying proxy card, whether or not you plan to attend the Annual Meeting.
The Board of Directors of Sport Supply Group does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the Sport Supply Group Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.
Quorum; Broker Non-Votes; Vote Required
The presence of a quorum, a majority of the outstanding shares of Sport Supply Group’s common stock entitled to vote, is required for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a person holds shares through a broker, bank or other nominee and (a) such person does not provide voting instructions to the broker, bank or other nominee and (b) applicable stock exchange rules require such broker, bank or other nominee to have received voting instructions from the beneficial owner to vote on such proposal. Shares represented by broker non-votes on a matter submitted to stockholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote (i.e., the nominees receiving the greatest number of votes will be elected). Consequently, neither broker non-votes nor abstentions will have any effect on the election. The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2008 will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such matter.
If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

Solicitation of Proxies and Expenses
Sport Supply Group will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Sport Supply Group may solicit proxies from stockholders by telephone, letter, email, facsimile or in person. Sport Supply Group will provide brokers, custodians, nominees and other record holders with copies of the proxy and other soliciting materials for forwarding to persons for whom they hold shares of common stock. In such cases, Sport Supply Group, upon the request of the record holders, will reimburse such holders for their reasonable expenses.
Electronic Availability of Proxy Statement and Annual Report
As permitted under the Securities and Exchange Commission’s (the “SEC”) new rules regarding the internet availability of proxy materials, the Company is making this proxy statement and its annual report available to its stockholders electronically via the Internet. The Company is sending a Notice of Internet Availability of Proxy Materials to its stockholders of record as of the Record Date on or about October 16, 2007, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or email copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

ITEM 1
Election of Directors and Management Information
At the upcoming Annual Meeting, a board of four directors will be elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. The Board of Sport Supply Group has nominated Adam Blumenfeld, Jeff Davidowitz, Richard Ellman and William H. Watkins, Jr. Three of the Board’s nominees — Adam Blumenfeld, Jeff Davidowitz and William H. Watkins, Jr. — are incumbent directors of the Company. Richard Ellman was recommended to serve on the Company’s Board by Adam Blumenfeld, the Company’s Chairman of the Board and Chief Executive Officer.
The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board either will select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy to vote for the directors nominated by the Board and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.
The Board recommends a vote FOR the election of each of the nominees for director listed below.
Information Concerning Nominees for Director
Set forth below is biographical and other information about the persons who will make up the Board following the Annual Meeting, assuming election of the nominees:

Adam Blumenfeld
Age: 37
Director since January 2000
No Board Committees
Mr. Blumenfeld is the Company’s Chairman of the Board and Chief Executive Officer. Mr. Blumenfeld served as President of the Company from January 2000 until being appointed Chief Executive Officer on November 13, 2006. Mr. Blumenfeld has served as Chairman of the Board since July 1, 2007. Prior to joining the Company in January 2000, Mr. Blumenfeld served as Vice President of Sales and Marketing from 1996 to 1999 and Director of Youth Sales from 1993 to 1996 for a company which became a subsidiary of the Company in July 2005 and was also called Sport Supply Group, Inc., and which was merged with and into the Company on June 30, 2007 (“Old SSG”). Mr. Blumenfeld is also the son of Michael J. Blumenfeld, the Company’s previous Chairman of the Board and Chief Executive Officer.

Jeff Davidowitz
Age: 51
Director since June 1998
Board Committees: Audit,
Nominating and Compensation
Mr. Davidowitz is the President of Penn Footwear, a private investment company, and has served in that capacity since 1991. Mr. Davidowitz is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

Richard Ellman
Age: 36
Mr. Ellman is a partner in the private equity firm, Aldus Equity, and has served in that capacity since December 2004. From May 2004 to December 2004, Mr. Ellman served as a business manager in the strategic sourcing group of Frito Lay North America. From 2000 to 2003, Mr. Ellman served as Co-Founder, Co-Chief Executive Officer and President of Vizor Group, Inc., a venture capital-backed financial services corporation providing technology solutions to the retail, restaurant and hospitality sectors. In addition, Mr. Ellman earned his Master of Business Administration (MBA) in 2004 and his Doctor of Jurisprudence (JD) in 1997. Mr. Ellman is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

William H. Watkins, Jr.
Age: 65
Director since February 1998
Board Committees: Audit,
Nominating and Compensation
Mr. Watkins is a partner in the public accounting firm of Watkins Uiberall, PLLC, CPAs and has served in that capacity since 1971. Since 1994, Mr. Watkins has also served as a member of the Tennessee Board of Regents and as the Chairman of the Board of Regents’ Audit Committee. From July 2001 to June 2005, he served as Chairman of the Board of Regents’ Finance and Administration Committee and Chairman of Finance and Administration from July 2001 to June 2005. From July 2003 to June 2005, he also served as the Chairman of the Board of BKR International’s Americas region. Mr. Watkins also serves as a director of Strategic Resource Management, Inc. and serves on the Board of Visitors of the University of Memphis. The Company’s Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

Information Concerning Non-Continuing Directors
Background information about the Company’s directors who will not continue to serve on the Board following the Annual Meeting is set forth below:

Robert W. Hampton
Age: 60
Director since March 2001
Board Committees: Audit,
Nominating and Compensation
Mr. Hampton is Chief Executive Officer of Jones MediaAmerica, Inc., President of Jones Radio Networks, Inc., and Group Vice-President of Jones International, Ltd. Since 1985, Mr. Hampton has held various executive positions at Jones International, Ltd., a holding company whose subsidiaries have conducted business in several areas including cable television, radio, advertising sales representation, education and software development. Prior to joining Jones International, Ltd., Mr. Hampton held various management positions at Xerox Corporation. Mr. Hampton is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.

Information Concerning Executive Officers
Background information about the Company’s executive officers who are not directors is set forth below:

Terrence M. Babilla
Age: 45
Mr. Babilla is the Company’s President, Chief Operating Officer, General Counsel and Secretary. Mr. Babilla has served as the Company’s President since November 13, 2006, and as the Company’s Chief Operating Officer, General Counsel and Secretary since July 1, 2007. From July 1999 to June 30, 2007, Mr. Babilla served as Chief Operating Officer, General Counsel and Secretary of Old SSG. In addition, Mr. Babilla served as President of Old SSG from July 2005 until June 30, 2007.

Kurt Hagen
Age: 39
Mr. Hagen is the Company’s Executive Vice President, Sales & Marketing and has served in that capacity since January 2006. From October 2004 to December 2005, Mr. Hagen served as the President and Founder of Grill Pod, L.P. and from 1992 to 2004 as Vice President Sales/Private Label of Fossil, Inc.

Tevis Martin
Age: 51
Mr. Martin is the Company’s Executive Vice President, U.S. Operations and has served in that capacity since July 2005. From December 2004 to June 2005, Mr. Martin served as the Company’s Director, U.S. Operations. From 2000 to 2004, Mr. Martin served as a Senior Vice President of Telogy, Inc.

John Pitts
Age: 42
Mr. Pitts is the Company’s Chief Financial Officer and has served in that capacity since September 28, 2007. From July 2, 2007 to September 27, 2007, Mr. Pitts served as the Company’s Senior Vice President-Finance. From 2004 to June 2007, Mr. Pitts served as Chief Financial Officer of Horizon Health Corp. and from 2001 to 2004 as Horizon’s Vice President-Finance.

Board Committees
The Board maintains three standing committees: Audit, Nominating and Compensation.
Audit Committee. The Audit Committee of the Board of Directors currently consists of, and for the full fiscal year 2007 consisted of, Messrs. Davidowitz, Hampton and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and the listing standards of the American Stock Exchange. The Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act and is independent, as defined in Section 121(A) of the listing standards of the American Stock Exchange.
The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, pursuant to which it has been granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. You can find a copy of the Audit Committee Charter on the Company’s website, http://www.sportsupplygroup.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, (4) the compliance by the Company with legal and regulatory requirements, and (5) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee works closely with management as well as Sport Supply Group’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Sport Supply Group for, outside legal, accounting or other advisors as the Audit Committee deems necessary to assist it in the performance of its functions. Mr. Watkins is the Chairman of the Audit Committee. The formal report of the Audit Committee with respect to fiscal 2007 is set forth under the heading “Audit Committee Report” below.
Nominating Committee. The Nominating Committee of the Board of Directors currently consists of, and for the full fiscal year 2007 consisted of, Messrs. Davidowitz, Hampton and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the listing standards of the American Stock Exchange. The primary responsibilities of the Nominating Committee are to (a) determine the slate of director nominees for election to the Company’s Board of Directors and (b) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings. The Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Sport Supply Group for, outside legal, accounting or other advisors as the Nominating Committee deems necessary to assist it in the performance of its functions. Mr. Davidowitz is the Chairman of the Nominating Committee. The specific responsibilities and functions of the Nominating Committee are delineated in the Nominating Committee Charter. You can find a copy of the Nominating Committee Charter on the Company’s website, http://www.sportsupplygroup.com.
The Nominating Committee does not have specific requirements for eligibility to serve as a director of the Company. However, in evaluating candidates, regardless of how recommended, the Nominating Committee considers whether the professional and personal ethics and values of the candidate are consistent with those of the Company, whether the candidate’s experiences and expertise would be beneficial to the Board in rendering his or her service to the Company, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of the Company’s stockholders.

The Nominating Committee does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically the Company has not received such recommendations. However, the Nominating Committee would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Nominating Committee for further review. If the Nominating Committee believes the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.
Compensation Committee. The Compensation Committee of the Board of Directors currently consists of, and for the full fiscal year 2007 consisted of, Messrs. Davidowitz, Hampton and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the listing standards of the American Stock Exchange. Mr. Hampton currently serves as the Chairman of the Compensation Committee. Mr. Davidowitz is expected to serve as the Chairman of the Compensation Committee following the Annual Meeting.
The Compensation Committee is responsible for reviewing and approving, on behalf of the Board of Directors, the compensation of the Company’s executive officers and senior executives and of the Company’s directors. The specific responsibilities and functions of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is posted on the Company’s website, http://www.sportsupplygroup.com. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Sport Supply Group for, outside legal, accounting or other advisors as the Compensation Committee deems necessary to assist it in the performance of its functions. The formal report of the Compensation Committee with respect to fiscal 2007 is set forth under the heading “Fiscal 2007 Executive Compensation—Compensation Committee Report” below.
Processes and Procedures for Determining Executive and Director Compensation
The following discussion is intended to illustrate the Company’s typical process and procedures for the consideration and determination of executive and director compensation, rather than to provide a detailed discussion of specific executive and director compensation matters. Such detailed discussion is set forth under the heading “Fiscal 2007 Executive Compensation—Compensation Discussion and Analysis” below. From time to time, the Board and/or Compensation Committee may deem additional or different processes and procedures to be appropriate for a particular matter.
Executive Compensation. As discussed above and as detailed in its charter, the Compensation Committee is responsible for reviewing and approving, on behalf of the Board of Directors, the compensation of the Company’s executive officers and senior executives. In general, executive compensation matters can be presented to the Compensation Committee for consideration in one of the following ways: (1) at the request of the Committee’s Chairman or another member of the Committee, (2) by the Company’s Chairman of the Board and Chief Executive Officer, or (3) by the Committee’s outside compensation consultant.

Also as discussed above and as detailed in its charter, the Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Committee deems necessary to assist it in the performance of its functions. Following the conclusion of the 2007 fiscal year, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”) to assist it with respect to setting fiscal 2008 compensation for the Company’s executive officers. Mercer, which reports directly to the Compensation Committee, was specifically engaged to assist with a review of the Company’s executive compensation programs to ensure that the compensation of the Company’s executives is reasonable and appropriate relative to the median compensation of similarly situated executives at other companies and is consistent with general market practices and trends and with the Company’s compensation objectives.
Together with the Company’s Chairman of the Board and Chief Executive Officer, Mercer and any counsel or other advisors deemed appropriate by the Committee, the Committee typically reviews and discusses the particular executive compensation matter presented and approves it if it is determined by the Committee members to meet the Company’s compensation objectives and be appropriate and in the best interests of the Company and its stockholders.
Director Compensation. As discussed above and as detailed in its charter, the Compensation Committee is also responsible for reviewing and approving, on behalf of the Board of Directors, the compensation of the Company’s directors. The Compensation Committee also engaged Mercer to assist it in reviewing the Company’s director compensation program following the conclusion of the 2007 fiscal year. Specifically, Mercer was asked to collect and analyze compensation data for directors at similarly sized companies and to make recommendations for changes to the Company’s director compensation if warranted. Following any recommendation by its outside compensation consultant, the Compensation Committee then considers and formally approves amendments to the Company’s director compensation program if deemed appropriate and in the best interests of the Company and its stockholders.
To the extent permitted by applicable law, the Compensation Committee may delegate its authority with respect to executive and director compensation matters to any subcommittee or individual member(s) of the Committee as it deems appropriate.
Compensation Committee Interlocks and Insider Participation
Messrs. Davidowitz, Hampton and Watkins are not officers or employees, or former officers or employees, of Sport Supply Group or any of its subsidiaries. No interlocking relationship exists between the members of Sport Supply Group’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
Meetings and Attendance
During fiscal 2007, the full Board met seven times, the Audit Committee met five times, the Compensation Committee met five times and the Nominating Committee met one time. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Directors are encouraged, but are not required, to attend annual meetings of the Company’s stockholders. All members of the Board of Directors attended the Company’s fiscal 2007 annual meeting of stockholders.

Communications with the Board
Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Any such letter must identify the author as a stockholder and must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director, if appropriate.
Code of Ethics
The Board of Directors adopted a Code of Ethics on September 22, 2003, that applies to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. You can find a copy of the Company’s Code of Ethics on the Company’s website, http://www.sportsupplygroup.com. In addition, in accordance with SEC rules, the Company currently intends to disclose amendments to, or waivers from, provisions of its Code of Ethics by posting such information on its website, http://www.sportsupplygroup.com.
Audit Committee Report
The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Sport Supply Group filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Sport Supply Group specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to Sport Supply Group’s financial reporting process and the integrity of Sport Supply Group’s financial statements, Sport Supply Group’s compliance with legal and regulatory requirements, the outside auditors’ performance, qualifications and independence, and the performance of Sport Supply Group’s internal audit function. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from Sport Supply Group for such advice and assistance.
Sport Supply Group’s management has primary responsibility for preparing Sport Supply Group’s consolidated financial statements and Sport Supply Group’s financial reporting process. Sport Supply Group’s independent registered public accounting firm, Grant Thornton LLP, is responsible for expressing an opinion on (1) the conformity of Sport Supply Group’s audited consolidated financial statements to accounting principles generally accepted in the United States of America and (2) the effectiveness of Sport Supply Group’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2007, with the Company’s management and its independent registered public accounting firm, Grant Thornton LLP;
2. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380) and SAS 99 (Consideration of Fraud in a Financial Statement Audit);
3. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committee) and has discussed with Grant Thornton LLP Grant Thornton LLP’s independence; and
4. In reliance on the review and discussion referred to in sections (1) through (3) above and such other review as they deemed appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2007, be included in Sport Supply Group’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC.
Members of the Audit Committee:
Jeff Davidowitz
Robert W. Hampton
William H. Watkins, Jr., Chairman
October 16, 2007

ITEM 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Subject to stockholder ratification, upon the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year ending June 30, 2008.
A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
The Board considers Grant Thornton LLP to be well qualified and recommends that the stockholders vote FOR ratification of its appointment as the independent registered public accounting firm for the Company for fiscal 2008.
The submission of this matter for approval by stockholders is not legally required; however, the Board and the Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and the Audit Committee on an important issue of corporate governance. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.
Audit Fees
Audit fees billed by Grant Thornton LLP for the audit of the Company’s annual financial statements included in the Company’s annual report on Form 10-K for the fiscal years ended June 30, 2007 and June 30, 2006, and Grant Thornton LLP’s review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended June 30, 2007 and June 30, 2006, totaled approximately $839,000 and $419,000, respectively. Approximately $444,000 of the total fiscal 2007 audit fees were incurred as a result of the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
The aggregate fees billed by Grant Thornton LLP for assurance and related services that were reasonably related to the performance of the audit or review of Sport Supply Group’s financial statements and that were not included under the heading “Audit Fees” above totaled approximately $22,000 for fiscal 2007 and $50,000 for fiscal 2006. During fiscal 2007, audit-related fees were primarily incurred in connection with consultation on various accounting and system conversion topics as well as the filing of the Company’s registration statements on Forms S-3 and S-8. During fiscal 2006, audit-related fees were primarily incurred in connection with the Company’s acquisition of 73.2% of Old SSG.
Tax Fees
The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice, and tax planning were approximately $169,000 for fiscal 2007 and $111,000 for fiscal 2006 and consisted primarily of fees incurred in connection with the preparation of the Company’s federal and state income tax returns for such periods.

All Other Fees
Grant Thornton LLP did not bill for any products or services other than the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above for fiscal 2007 and fiscal 2006.
Audit Committee Pre-Approval Policies
During fiscal 2004, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent auditors in order to ensure the provision of such services does not impair the auditors’ independence from the Company and its management. Unless a type of service to be provided by the Company’s independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved fee levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules on auditor independence.
In its pre-approval policy, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved fee levels) and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is twelve months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review the list of pre-approved services from time to time, based on subsequent determinations. Pre-approved fee levels for all services to be provided by the independent auditors will be established periodically from time to time by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee.
Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

Fiscal 2007 Executive Compensation
This section sets forth certain information pertaining to the compensation of the Chief Executive Officer, the Chief Financial Officer and the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer during the fiscal year ended June 30, 2007, and the Company’s former Chief Executive Officer, Michael J. Blumenfeld, who served in such capacity until November 13, 2006 (the “Named Executive Officers”).
Compensation Discussion and Analysis
Executive Compensation Policy
Philosophy and Objectives. The Company bases its executive compensation policy on the same principles that guide the Company in establishing all of its compensation programs. In particular, the objectives of the Company’s compensation programs are:
•	To attract, retain and motivate highly-talented individuals at all levels of the organization;
•	To reflect the value of each individual’s job in the marketplace and to remain competitive with the pay of other premier employers who compete with the Company for talent; and
•	To provide long-term equity-based compensation to foster the long-term focus required for the Company’s success, thereby further aligning the interests of the Company’s executives and other employees with those of its other stockholders.
These objectives are designed to reward (1) past individual performance and contributions to the Company’s performance, (2) level and scope of job responsibility and experience, and (3) ability to influence the Company’s future performance.
The Company’s compensation program has historically consisted of annual compensation in the form of salary and bonus and long-term compensation in the form of stock options. The primary component of the Named Executive Officers’ compensation for fiscal 2007 was base salary. The Company views cash compensation as a key element of overall compensation and considers base salaries and merit increases thereto annually based on Company and individual performance for the previous fiscal year and market conditions. Consistent with its view that cash compensation is a key element of overall compensation, cash bonuses for the Named Executive Officers are also considered annually and are designed to reward an individual’s performance during the previous fiscal year. Finally, the Named Executive Officers are each also eligible to receive annual grants of stock options. Stock option awards are intended to retain and motivate such executives, while simultaneously linking their interests to enhancing stockholder value. The size of such option awards are generally based on an evaluation of the size and value of past awards to an individual and the individual’s performance and level and scope of responsibility within the organization. During fiscal 2007, the compensation of the Company’s Named Executive Officers consisted solely of annual salary and bonus compensation.
Methodology. With respect to fiscal 2007 compensation for the Company’s Named Executive Officers, the Company considered various factors to determine an individual’s compensation level, including the individual’s level of responsibility within the organization, the individual’s prior experience, and the Company’s judgment as to the individual’s performance and ability to shape the Company’s overall performance. The Company did not apply formulas or assign these factors relative weights, but instead exercised judgment and discretion in making a subjective determination after considering all such factors collectively. The Company also did not benchmark the compensation of the Named Executive Officers against the compensation of similarly situated executives at other companies during fiscal 2007.

Following the conclusion of the 2007 fiscal year, the Compensation Committee retained Mercer to assist it with respect to setting fiscal 2008 compensation for the Named Executive Officers. Mercer, which reports directly to the Compensation Committee, was specifically engaged to assist with a review of the Company’s executive compensation programs to ensure that the compensation of the Company’s executives is reasonable and appropriate relative to the median compensation of similarly situated executives at other companies and is consistent with general market practices and trends and with the Company’s compensation objectives. To that end, and due to the difficulties associated with determining a broad enough peer group of companies within the Company’s industry due in large part to the Company’s acquisition of several of its peers in recent years, Mercer presented the Compensation Committee with broad survey data, as opposed to individual benchmarking data, regarding the compensation of executives at companies with revenues similar to those of the Company’s. Specifically, competitive data sources included published survey data from Mercer, including the Mercer 2006/2007 Compensation Planning Survey, and other survey sources. Following such review, in August 2007, the Compensation Committee approved fiscal 2008 compensation packages for each of the Company’s continuing Named Executive Officers as discussed in greater detail below.
Compensation Approval Process. Pursuant to its charter, the Compensation Committee is responsible for reviewing and approving, on behalf of the Board of Directors, the compensation of the Company’s executive officers and senior executives. In addition to engaging a compensation consultant as discussed above, the Compensation Committee regularly seeks the opinions and recommendations of the Company’s Chairman of the Board and Chief Executive Officer with respect to the compensation of the Company’s executives other than himself. For example, in connection with the fiscal 2008 compensation review led by Mercer and discussed above, Mr. Adam Blumenfeld provided the Committee with input as to what were, in his opinion, the significant accomplishments of the management team as a whole and of individual executives during fiscal 2007, as well as his recommendations as to appropriate salary, bonus and long-term incentive compensation levels for such executives going forward. The Company’s Chief Executive Officer may attend Compensation Committee meetings in connection with this advisory role. For a more detailed discussion of the Company’s general processes and procedures for determining executive compensation, please see the section above entitled “Processes and Procedures for Determining Executive and Director Compensation—Executive Compensation.”
Compensation of the Named Executive Officers
Mr. Adam Blumenfeld. Mr. Adam Blumenfeld served as the Company’s President until being appointed Chief Executive Officer in November 2006. In addition, since July 1, 2007, Mr. Blumenfeld has served as the Company’s Chairman of the Board. The primary elements of Mr. Blumenfeld’s fiscal 2007 compensation were a base salary of $375,000 and a cash bonus of $100,000. Mr. Blumenfeld was not awarded any stock options during fiscal 2007.
In connection with his appointment as Chief Executive Officer in November 2006, the Compensation Committee determined to maintain Mr. Blumenfeld’s base salary at $375,000. Mr. Blumenfeld’s fiscal 2007 cash bonus was awarded in two parts, each of $50,000, and each on a discretionary basis rather than pursuant to a formal bonus plan with pre-established performance targets. The first half was awarded upon consideration of Mr. Blumenfeld’s contributions toward successfully completing the Company’s acquisition of the balance of the outstanding shares of Old SSG (the “SSG Sub Acquisition”). The second half was awarded upon consideration of (1) Mr. Blumenfeld’s contributions toward the successful integration and realization of synergies in connection with the SSG Sub Acquisition, (2) his role in leading the Company toward several fiscal 2007 financial successes, including improvements in sales, gross margin, earnings per share and in the Company’s balance sheet, and (3) his contributions toward various other Company achievements during fiscal 2007, including the Company’s implementation and compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the migration of a large portion of the Company’s catalog application onto the SAP ERP system, and the motivation and sustainment of the morale of the Company’s employee base despite a fiscal year of significant organizational change.

As discussed above, in August 2007, the Compensation Committee approved a fiscal 2008 compensation package for Mr. Blumenfeld consisting of (1) an increase in his base salary to $400,000 per year, (2) a targeted fiscal 2008 cash bonus of fifty percent of his base salary, or $200,000, such bonus to be based on the Company’s achievement of an approved level of EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2008 of $22.3 million (representing a 34.3% increase over fiscal 2007 actual performance), and (3) an award of 150,000 options to purchase shares of the Company’s common stock. Mr. Blumenfeld’s fiscal 2008 bonus may range from zero (if less than 80% of the EBITDA goal is achieved) to two times (if 120% or more of the EBITDA goal is achieved) his target bonus depending on the Company’s actual performance against the EBITDA goal. With respect to Mr. Blumenfeld’s stock options, they were awarded on September 7, 2007, in an effort to foster long-term focus and further align the interests of Mr. Blumenfeld with those of the Company’s other stockholders. The options were awarded with an exercise price of $9.56, which is equal to the opening sales price of the Company’s common stock on the grant date, vest in equal installments over three years beginning on July 1, 2008, and expire on September 7, 2017. In addition, the options will accelerate in the event of a change in control of the Company.
According to Mercer’s broad survey data, Mr. Blumenfeld’s prior total compensation fell below the twenty-fifth percentile as compared to the total compensation of chief executive officers at similarly sized companies. As such, Mr. Blumenfeld’s fiscal 2008 compensation package was approved based on the recommendation of Mercer and to bring Mr. Blumenfeld’s total compensation in line with the market median.
Mr. William R. Estill. Mr. Estill served as the Company’s Chief Financial Officer during fiscal 2007 before retiring from the Company on September 28, 2007. The primary elements of Mr. Estill’s fiscal 2007 compensation were a base salary of $245,000 and a cash bonus of $50,000. Mr. Estill was not awarded any stock options during fiscal 2007.
The Compensation Committee did not approve an increase in Mr. Estill’s base salary during fiscal 2007. Mr. Estill’s fiscal 2007 cash bonus was awarded on a discretionary basis rather than pursuant to a formal bonus plan with pre-established performance targets upon consideration of Mr. Estill’s contributions toward successfully completing the SSG Sub Acquisition.
In addition, in August 2007, and in connection with his anticipated retirement from the Company on September 28, 2007, the Compensation Committee approved a $50,000 lump sum cash severance payment for Mr. Estill, less applicable taxes and other withholding, such payment to be made to Mr. Estill as soon as administratively feasible following September 30, 2007, but not prior to the Company’s filing of its Form 10-K for the fiscal year ended June 30, 2007, and conditioned on Mr. Estill otherwise completing his duties as determined by the Company and Mr. Estill. The Compensation Committee approved such payment upon consideration of Mr. Estill’s dedicated service to the Company since July 1999 as Chief Financial Officer.
Mr. Terrence M. Babilla. Mr. Babilla has served as the Company’s President since November 13, 2006, and as its Chief Operating Officer, General Counsel and Secretary since July 1, 2007. The primary elements of Mr. Babilla’s fiscal 2007 compensation were a base salary of $350,000 and a cash bonus of $75,000. Mr. Babilla was not awarded any stock options during fiscal 2007.

In connection with his appointment as President in November 2006, the Compensation Committee determined to award Mr. Babilla a base salary of $350,000 upon consideration of the level of responsibility Mr. Babilla was assuming with the Company at the time and upon review of the amount of salary that had been awarded to the Company’s prior President, Mr. Adam Blumenfeld, of $375,000. Mr. Babilla’s fiscal 2007 cash bonus was awarded by the Compensation Committee on a discretionary basis rather than pursuant to a formal bonus plan with pre-established performance targets upon consideration of (1) his contributions toward the successful integration and realization of synergies in connection with the SSG Sub Acquisition, (2) his significant contributions toward the Company’s cost containment initiatives and related role with respect to the Company’s achievement of its fiscal 2007 financial successes, (3) his contributions toward various other Company achievements during fiscal 2007, including the Company’s implementation and compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the migration of a large portion of the Company’s catalog application onto the SAP ERP system, and (4) the fact that he was willing and able to successfully assume the roles of Chief Operating Officer, General Counsel and Secretary of the Company following the conclusion of the fiscal 2007 year.
In August 2007, the Compensation Committee approved a fiscal 2008 compensation package for Mr. Babilla consisting of (1) an increase in his base salary to $375,000 per year, (2) a targeted fiscal 2008 cash bonus of forty percent of his base salary, or $150,000, such bonus to be based on the Company’s achievement of an approved level of EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2008 of $22.3 million (representing a 34.3% increase over fiscal 2007 actual performance), and (3) an award of 130,000 options to purchase shares of the Company’s common stock. Mr. Babilla’s fiscal 2008 bonus may range from zero (if less than 80% of the EBITDA goal is achieved) to two times (if 120% or more of the EBITDA goal is achieved) his target bonus depending on the Company’s actual performance against the EBITDA goal. With respect to Mr. Babilla’s stock options, they were awarded on September 7, 2007, in an effort to foster long-term focus and further align the interests of Mr. Babilla with those of the Company’s other stockholders. The options were awarded with an exercise price of $9.56, which is equal to the opening sales price of the Company’s common stock on the grant date, vest in equal installments over three years beginning on July 1, 2008, and expire on September 7, 2017. In addition, the options will accelerate in the event of a change in control of the Company.
According to Mercer’s broad survey data, Mr. Babilla’s prior total compensation fell below the twenty-fifth percentile as compared to the total compensation of chief operating officers at similarly sized companies. As such, Mr. Babilla’s fiscal 2008 compensation package was approved based on the recommendation of Mercer and to bring Mr. Babilla’s total compensation approximately 30% above the market median for chief operating officers given the fact that Mr. Babilla’s level and scope of responsibility within the organization exceeds that of a typical chief operating officer in that he also serves in the roles of President, General Counsel and Secretary of the Company.
Mr. Tevis Martin. Mr. Martin serves as the Company’s Executive Vice President, U.S. Operations. The primary elements of Mr. Martin’s fiscal 2007 compensation were a base salary of $180,775 and a cash bonus of $10,000. Mr. Martin was not awarded any stock options during fiscal 2007.
The Compensation Committee awarded Mr. Martin a merit increase during fiscal 2007 of $5,775, bringing his base salary from $175,000 for fiscal 2006 to $180,775 for fiscal 2007. Mr. Martin’s merit increase was determined primarily upon consideration of the extraordinary amount of hard work and dedication to the Company exhibited by him during fiscal 2006. Mr. Martin’s fiscal 2007 cash bonus was awarded by the Compensation Committee on a discretionary basis rather than pursuant to a formal bonus plan with pre-established performance targets upon consideration of (1) his contributions toward the successful integration and realization of synergies in connection with the SSG Sub Acquisition, particularly with respect to the Company’s Road Sales Group, (2) the fiscal 2007 earnings performance of the Company’s Road Sales Group, (3) his commitment toward his job and related ability to motivate and maintain the morale of the employees that report to him, and (4) his contributions toward the Company’s implementation and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In August 2007, the Compensation Committee approved a fiscal 2008 compensation package for Mr. Martin consisting of (1) an increase in his base salary to $200,000 per year, and (2) a targeted fiscal 2008 cash bonus of thirty percent of his base salary, or $60,000, such bonus to be based on the achievement by the Company’s Road Sales Group of an approved level of EBIT (earnings before interest and taxes) for fiscal 2008 of $7.14 million (representing a 91.4% increase over fiscal 2007 actual performance). Mr. Martin’s fiscal 2008 bonus may range from zero (if less than 80% of the EBIT goal is achieved) to two times (if 120% or more of the EBIT goal is achieved) his target bonus depending on the Company’s Road Sales Group’s actual performance against the EBIT goal.
According to Mercer’s broad survey data, Mr. Martin’s prior total compensation fell below the twenty-fifth percentile as compared to the total compensation of top divisional executives at similarly sized companies. As such, Mr. Martin’s fiscal 2008 compensation package was approved based on the recommendation of Mercer and to bring Mr. Martin’s total compensation to approximately 80% of the market median.
In addition, in connection with the Company’s annual review of executive compensation and in an effort to foster long-term focus and further align the interests of the Company’s executives and other employees with those of its other stockholders, the Compensation Committee approved option awards to certain of the Company’s key employees including Mr. Martin, which options were granted on July 2, 2007, the first business day of the Company’s fiscal 2008 fiscal year. Mr. Martin was awarded 25,000 options to purchase shares of the Company’s common stock at an exercise price of $9.75 per option, which is equal to the opening sales price of the Company’s common stock on the grant date. The options vest in equal installments over three years beginning on July 2, 2008 and expire on July 2, 2017. In addition, the options will accelerate in the event of a change in control of the Company. The size of Mr. Martin’s option award was based on an evaluation of prior option awards made to Mr. Martin, as well as his level and scope of job responsibility and individual performance as discussed above.
Mr. Kurt Hagen. Mr. Hagen serves as the Company’s Executive Vice President, Sales & Marketing. The primary elements of Mr. Hagen’s fiscal 2007 compensation were a base salary of $200,000 and a cash bonus of $25,000. Mr. Hagen was not awarded any stock options during fiscal 2007.
The Compensation Committee did not approve an increase in Mr. Hagen’s base salary during fiscal 2007. Mr. Hagen’s fiscal 2007 cash bonus was awarded on a discretionary basis rather than pursuant to a formal bonus plan with pre-established performance targets upon consideration of (1) his contributions toward the successful integration and realization of synergies in connection with the SSG Sub Acquisition, particularly with respect to the Company’s Catalog Group, (2) the fiscal 2007 earnings performance of the Company’s Catalog Group, (3) his ability to motivate and maintain the morale of the employees that report to him, (4) his contributions toward the migration of a large portion of the Company’s catalog application onto the SAP ERP system, and (5) his contributions toward the Company’s implementation and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
In August 2007, the Compensation Committee approved a fiscal 2008 compensation package for Mr. Hagen consisting of (1) an increase in his base salary to $210,000 per year, and (2) a targeted fiscal 2008 cash bonus of thirty percent of his base salary, or $63,000, such bonus to be based on the achievement by the Company’s Catalog Group of an approved level of EBIT (earnings before interest and taxes) for fiscal 2008 of $10.8 million (representing a 20.4% increase over fiscal 2007 actual performance). Mr. Hagen’s fiscal 2008 bonus may range from zero (if less than 80% of the EBIT goal is achieved) to two times (if 120% or more of the EBIT goal is achieved) his target bonus depending on the Company’s Catalog Group’s actual performance against the EBIT goal.

According to Mercer’s broad survey data, Mr. Hagen’s prior total compensation fell slightly above the seventy-fifth percentile as compared to the total compensation of top sales and marketing divisional executives at similarly sized companies. However, as discussed immediately below, Mr. Hagen had recently received his first option award from the Company, and without including the value of such option award, Mr. Hagen’s prior total compensation would have fallen below the twenty-fifth percentile as compared to the total compensation of top sales and marketing divisional executives at similarly sized companies. As such, Mr. Hagen’s fiscal 2008 compensation package was approved based on the recommendation of Mercer and to ensure that Mr. Hagen’s total compensation going forward was in line with the market median.
As just discussed, in connection with the Company’s annual review of executive compensation and in an effort to foster long-term focus and further align the interests of the Company’s executives and other employees with those of its other stockholders, Mr. Hagen was awarded an option grant on July 2, 2007. Mr. Hagen was awarded 50,000 options to purchase shares of the Company’s common stock at an exercise price of $9.75 per option, which is equal to the opening sales price of the Company’s common stock on the grant date. The options vest in equal installments over three years beginning on July 2, 2008 and expire on July 2, 2017. In addition, the options will accelerate in the event of a change in control of the Company. The size of Mr. Hagen’s option award was based on his level and scope of job responsibility and individual performance as discussed above.
Mr. Michael J. Blumenfeld. Mr. Michael J. Blumenfeld served as the Company’s Chief Executive Officer until November 13, 2006, when he was succeeded by his son Adam Blumenfeld. Mr. Blumenfeld’s fiscal 2007 compensation consisted of a base salary of $375,000. He was not awarded a fiscal 2007 cash bonus, nor was he awarded any stock options during fiscal 2007.
Upon consideration of the expectation that he would be stepping down from his role as Chief Executive Officer in November 2006, the Compensation Committee determined to maintain Mr. Michael Blumenfeld’s base salary at $375,000 for fiscal 2007. Mr. Blumenfeld continued as the Company’s Chairman of the Board throughout the remainder of fiscal 2007, and subsequent to his stepping down as the Company’s Chief Executive Officer in November 2006, has served as the Company’s Director of Corporate Development. Mr. Michael Blumenfeld is expected to remain in this capacity for the foreseeable future and, beginning with the 2008 fiscal year, will receive an annual salary of $150,000 for serving in such capacity.
Change in Control Agreements with the Named Executive Officers
As discussed below under “Potential Payments upon Termination or Change in Control,” in February 2007, upon the recommendation of the Compensation Committee, the Company’s Board of Directors adopted an amended and restated form of change in control agreement for certain key executive officers and other employees of the Company, including the Named Executive Officers. The Board of Directors adopted the change in control agreements as part of its ongoing review of the Company’s compensation programs. The form of change in control agreement includes several scenarios upon which payment would be made to an executive in the event of a change in control, including (1) if the executive’s employment is terminated by the Company without cause, by the executive for good reason, or upon the death or disability of the executive at any time during six month period prior to a change in control, (2) if the executive has not been terminated by the Company for cause or resigned from the Company without good reason as of the six month anniversary of a change in control, or (3) if the executive’s employment is terminated by the Company without cause, by the executive for good reason or upon the death or disability of the executive prior to the six month anniversary of a change in control, each so long as the Company is not in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control. The Board selected these triggers for payment because it believed that they would best address and protect against the concerns of the Company’s key executives in the event of rumored or actual fundamental corporate changes, thereby best serving the Company and its stockholders by avoiding the distraction and loss of key executives in such event. Please see the section below entitled “Potential Payments upon Termination or Change in Control” for a more detailed discussion of these agreements.

Deductibility Cap on Executive Compensation
Section 162(m) of the Internal Revenue Code generally limits to $1 million the federal tax deductibility of compensation paid to the Company’s executive officers, but provides an exception to this limitation for certain performance-based compensation. The Company’s general policy is to qualify its incentive compensation programs for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals, and to the extent that the compensation of one or more of the Company’s executive officers is expected to exceed $1 million. The Company may in the future make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve its compensation objectives and to protect stockholder interests.
Conclusion
The Compensation Committee believes that the caliber and motivation of all of the Company’s employees, and especially the Company’s executive leadership, are essential to the Company’s performance. The Company’s goal is to adopt management compensation programs that contribute to its ability to differentiate the Company’s performance from others in the marketplace. The Company believes that the fiscal 2007 compensation of its Named Executive Officers was consistent with its compensation philosophy and objectives, and the Company will continue to evolve and administer its compensation programs in a manner that it believes will be in stockholders’ interests and worthy of stockholder support.
Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Sport Supply Group filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Sport Supply Group specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sport Supply Group’s proxy statement with respect to the Annual Meeting.
Members of the Compensation Committee:
Jeff Davidowitz
Robert W. Hampton, Chairman
William H. Watkins, Jr.
October 16, 2007

Fiscal 2007 Summary Compensation
The following table presents information concerning compensation earned by the Named Executive Officers for services rendered during fiscal 2007. The Company does not have employment agreements with the Named Executive Officers. Fiscal 2007 compensation for each of the Named Executive Officers consisted of salary, bonus and all other compensation, which includes the value of perquisites, “gross ups” and employer contributions to the Company’s 401(k) plan, as applicable. In proportion to total compensation, salary accounted for approximately 84% and bonus accounted for approximately 13%.

	Fiscal			All Other
Name and Principal Positions	Year	Salary	Bonus	Compensation		Total
Adam Blumenfeld Chairman of the Board and Chief Executive Officer	2007	$375,000	$100,000	$22,294	(1)	$497,294

William R. Estill Former Chief Financial Officer(2)	2007	$245,000	$50,000	$16,720	(3)	$311,720

Terrence M. Babilla President, Chief Operating Officer, General Counsel and Secretary	2007	$350,000	$75,000	$38,239	(4)	$463,239

Tevis Martin Executive Vice President, U.S. Operations	2007	$180,775	$10,000	$1,400	(5)	$192,175

Kurt Hagen Executive Vice President, Sales & Marketing	2007	$200,000	$25,000	—		$225,000

Michael J. Blumenfeld Former Chairman of the Board and Chief Executive Officer(6)	2007	$375,000	—	—		$375,000

(1)	This includes (a) executive perquisites consisting of country club membership dues, an auto allowance and auto insurance, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Blumenfeld, and (b) reimbursement for taxes not exceeding $10,000.

(2)	Mr. Estill served as the Company’s Chief Financial Officer until September 28, 2007.

(3)	This includes (a) executive perquisites consisting of an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Estill, (b) employer contributions to the Company’s 401(k) plan not exceeding $10,000, and (c) reimbursement for taxes not exceeding $10,000.

(4)	This includes (a) executive perquisites consisting of country club membership dues, an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Babilla, and (b) reimbursement for taxes in the amount of $15,850.

(5)	This consists of employer contributions to the Company’s 401(k) plan.

(6)	Mr. Michael Blumenfeld served as the Company’s Chief Executive Officer until November 13, 2006 and as the Company’s Chairman of the Board until July 1, 2007.

Outstanding Option Awards at 2007 Fiscal Year-End
The following table presents information concerning the outstanding options held by the Named Executive Officers at June 30, 2007. Option awards made subsequent to June 30, 2007 are discussed in greater detail above under “Compensation Discussion and Analysis.”

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Adam Blumenfeld	20,000	—	$6.125	08/15/2010
	25,000	—	$3.890	05/08/2011
	25,000	—	$4.900	07/25/2012
	25,000	—	$6.080	06/24/2013
	20,000	—	$9.460	05/21/2014
William R. Estill	20,000	—	$6.125	08/15/2010
	20,000	—	$6.080	06/24/2013
	10,000	—	$9.460	05/21/2014
Terrence M. Babilla	—	—	—	—
Tevis Martin	100,000	—	$14.340	12/01/2014
	25,000	—	$13.300	12/08/2014
Kurt Hagen	—	—	—	—
Michael J. Blumenfeld	10,000	—	$9.375	02/24/2009
Option Exercises during Fiscal 2007
The following table presents information concerning the exercise of options held by the Named Executive Officers during fiscal 2007.

Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)
Adam Blumenfeld	—	—
William R. Estill	—	—
Terrence M. Babilla	(1)	$1,937,500	(1)
Tevis Martin	—	—
Kurt Hagen	—	—
Michael J. Blumenfeld	120,000	$543,750	(2)

(1)	Under the terms of the merger agreement between Old SSG and the Company, all options to purchase Old SSG common stock outstanding immediately prior to the merger vested and became exercisable. All options that were not exercised prior to the merger were converted into the right to receive a cash payment equal to the product of the number of shares of Old SSG common stock subject to such options multiplied by the excess of $8.80 per share over the exercise price of each such option. Prior to the merger, Mr. Babilla held 250,000 options to purchase shares of the common stock of Old SSG. At the time of the merger on November 13, 2006, Mr. Babilla had not yet exercised such options, which were therefore converted into the right to receive a cash payment of $1,937,500, which is the product of 250,000 and $7.75, or the difference between $8.80 and the $1.05 exercise price of his options.

(2)	Calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

Potential Payments upon Termination or Change in Control
Change in Control Agreements
On February 12, 2007, the Company’s Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, adopted an amended and restated form of change in control arrangement for certain key executive officers and other employees of the Company, including the Named Executive Officers, and approved the form of Amended and Restated Change in Control Agreement prior to execution by the Company and each Named Executive Officer.
The Board of Directors adopted the change in control agreements as part of its ongoing review of the Company’s compensation programs and in recognition of the importance to the Company and its stockholders of avoiding the distraction and loss of key executive officers and other important employees that may occur in connection with rumored or actual fundamental corporate changes.
The Change in Control Agreement provides that if the Named Executive Officer’s employment with the Company is terminated by the Company without cause (e.g., conviction of a felony, acts of dishonesty or breach of confidentiality), by the Named Executive Officer for good reason (e.g., reduction in salary or responsibilities, or mandatory relocation) or upon the death or disability of the Named Executive Officer at any time during the six month period prior to a change in control, each of the Named Executive Officers other than Messrs. Martin and Hagen, will receive a lump sum payment on the next business day following the change in control in an amount equal to 2.99 times the sum of (a) the highest of (1) the Named Executive Officer’s then current annual base salary or (2) the Named Executive Officer’s highest base salary with the Company or any of its subsidiaries in effect during the one-year period before the change in control of the Company and (b) the cash bonus, if any, paid to the Named Executive Officer by the Company or any of its subsidiaries for the most recently completed fiscal year (the “Severance Payment”); provided that no Severance Payment shall be made to any Named Executive Officer if the Company is in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control. Any Severance Payment to be paid to Messrs. Martin and Hagen will be subject to the same terms and conditions as the other Named Executive Officers, except their Severance Payment will be in the amount of 1.00 times the sum of the salary and bonus components described above.
In addition, with respect to each Named Executive Officer that is employed by the Company as of the date of a change in control, the Change in Control Agreement provides that so long as (a) the Named Executive Officer has not been terminated by the Company for cause or resigned from the Company without good reason prior to the six month anniversary of the change of control and (b) the Company is not in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control, the Named Executive Officer will receive the Severance Payment in the applicable amounts described above on the six month anniversary of the change in control. If, however, after the occurrence of a change in control and prior to the six month anniversary thereof, the Named Executive Officer’s employment with the Company is terminated by the Company without cause, by the Named Executive Officer for good reason or upon the death or disability of the Named Executive Officer, the Severance Payment shall be due and payable by the Company to the Named Executive Officer on the effective date of termination so long as the Company was not in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control.

A “change in control” under the terms of the Change in Control Agreement means the occurrence of any of the following events at any time while the Named Executive Officer is employed by the Company:
(a) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 40% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by (i) Michael J. Blumenfeld or any other syndicate or group that includes Michael J. Blumenfeld as a member, (ii) the Company or (iii) any subsidiary or any employee benefit plan of the Company, and during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors then in office; or
(b) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors, other than any such acquisition by (i) Michael J. Blumenfeld or any other syndicate or group that includes Michael J. Blumenfeld as a member, (ii) the Company or (iii) any subsidiary or any employee benefit plan of the Company; or
(c) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any conveyance, sale, transfer or lease or disposal of all or substantially all of the assets of the Company to another person (other than (a) any such transaction (x) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company (other than any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company solely for shares of publicly traded common stock listed on the American Stock Exchange or on an established national securities exchange or automated over-the-counter trading market in the United States) and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction or (b) any transaction which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock).

If any amount of the Severance Payment to be received by a Named Executive Officer after the occurrence of a change of control is deemed to be a parachute payment under Section 280G of the Internal Revenue Code and subject to any excise taxes that may be payable under Section 4999 of the Internal Revenue Code, the amount of the payment to the Named Executive Officer will be reduced so that no excise tax is payable. Further, the Change in Control Agreement provides the agreements shall be amended, if necessary, to comply with Section 409A of the Internal Revenue Code.
Each Named Executive Officer has agreed not to compete with the Company for a period of one-year following the termination of the Named Executive Officer’s employment with the Company for any reason so long as the Named Executive Officer has received the Severance Payment from the Company.
Assuming that any of the triggering events under the Change in Control Agreement took place on June 29, 2007, the last business day of the Company’s 2007 fiscal year, and absent any reduction in the amount of such Severance Payments necessary to ensure that no excise tax is payable as discussed above, the Named Executive Officers would have been entitled to receive the following lump sum Severance Payments from the Company or any successor or assign to the Company, as applicable:

Named Executive Officer	Severance Payment
Adam Blumenfeld	$1,420,250
William R. Estill	$882,050
Terrence M. Babilla	$1,270,750
Tevis Martin	$190,775
Kurt Hagen	$225,000
Michael J. Blumenfeld	$1,121,250
The Severance Payments listed above do not give effect to the base salary increases discussed above under the heading “Compensation Discussion and Analysis” which took effect on July 1, 2007.
Employment Arrangement with Michael J. Blumenfeld
Mr. Michael J. Blumenfeld served as the Company’s Chief Executive Officer until November 13, 2006 and as the Company’s Chairman of the Board until July 1, 2007. Mr. Michael Blumenfeld is the father of the Company’s current Chairman of the Board and Chief Executive Officer, Adam Blumenfeld. Subsequent to his stepping down as the Company’s Chief Executive Officer in November 2006, Mr. Michael Blumenfeld has served as the Company’s Director of Corporate Development, and, as disclosed above in the section entitled “Fiscal 2007 Summary Compensation,” received $375,000 in total compensation for his services during fiscal 2007. Mr. Michael Blumenfeld is expected to continue to serve the Company as its Director of Corporate Development for the foreseeable future and, beginning with the 2008 fiscal year, will receive an annual salary of $150,000 for serving in such capacity.
Severance Payment to William R. Estill
As discussed above in the section entitled “Compensation Discussion and Analysis,” in connection with William R. Estill’s retirement from the Company on September 28, 2007, he was awarded a lump sum cash severance payment of $50,000, less applicable taxes and other withholding. Such payment was to be made to Mr. Estill as soon as administratively feasible following September 30, 2007, but not prior to the Company’s filing of its Form 10-K for the fiscal year ended June 30, 2007, and was conditioned on Mr. Estill otherwise completing his duties as determined by the Company and Mr. Estill. The payment was awarded upon consideration of Mr. Estill’s dedicated service to the Company since July 1999 as Chief Financial Officer.

Fiscal 2007 Director Compensation
The following table presents information concerning compensation earned by the Company’s non-employee directors for services rendered during fiscal 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Jeff Davidowitz	$26,000	—	$26,000
Robert W. Hampton	$25,500	—	$25,500
William H. Watkins, Jr.	$28,000	—	$28,000

(1)	Represents fees earned or paid in cash for services as a director during fiscal 2007, including the annual cash retainer, committee chairmanship annual cash retainers and meeting fees incurred in connection with service on the Board or any committee of the Board.

(2)	The aggregate number of option awards outstanding for each non-employee director at June 30, 2007 was as follows: Mr. Davidowitz held 18,500 options to purchase shares of the Company’s common stock; Mr. Hampton held 15,000 options to purchase shares of the Company’s common stock; and Mr. Watkins held 18,500 options to purchase shares of the Company’s common stock. Messrs. Davidowitz, Hampton and Watkins were also each granted 5,000 additional options to purchase shares of the Company’s common stock on July 2, 2007. The options granted on July 2, 2007 were awarded at an exercise price of $9.75 per option, which is equal to the opening sales price of the Company’s common stock on the grant date, vest in equal installments over three years beginning on July 2, 2008, and expire on July 2, 2017. In addition, the options will accelerate in the event of a change of control of the Company.
Fiscal 2007 Standard Director Compensation Arrangements
During fiscal 2007, each director of Sport Supply Group who was not an employee of Sport Supply Group or any of its subsidiaries received an annual cash retainer of $15,000 and $500 for each meeting of the full Board of Directors and any meetings of the committees on which a director served. In addition, the Chairman of the Audit Committee received an annual cash retainer of $4,000 and the Chairman of the Compensation and Nominating Committees each received an annual cash retainer of $2,000. Sport Supply Group also reimbursed directors for their reasonable travel and related expenses associated with attending Board and Board committee meetings.
Fiscal 2008 Standard Director Compensation Arrangements
Following the conclusion of the 2007 fiscal year, the Compensation Committee engaged Mercer to assist it in reviewing the Company’s director compensation program. Specifically, Mercer was asked to collect and analyze compensation data for directors at similarly sized companies and to make recommendations for changes to the Company’s director compensation if warranted. Due to the difficulties associated with identifying a broad enough peer group of companies within the Company’s industry as discussed previously in connection with Mercer’s executive compensation review engagement, Mercer used the Watson Wyatt 2006/2007 Survey Report on Board of Directors Compensation and the 2006-2007 National Association of Corporate Directors (NACD) Director Compensation Report in its review. Following such review and upon Mercer’s recommendation, a new compensation program was approved for the Company’s directors. Effective July 1, 2007, each director of Sport Supply Group who is not an employee of Sport Supply Group or any of its subsidiaries will receive an annual cash retainer of $20,000, and will receive $1,000 for each meeting of the full Board of Directors and $750 for each meeting of a committee on which a director serves. In addition, the Chairman of the Audit Committee will receive an annual cash retainer of $8,000 and the Chairman of the Compensation and Nominating Committees will each receive an annual cash retainer of $4,000. Directors will also receive an annual long-term incentive award with a value of approximately $20,000, such award vesting one year following the grant date. The options awarded on July 2, 2007 and discussed in footnote 2 to the table above constituted the directors’ long-term incentive award for fiscal 2008. Sport Supply Group will continue to reimburse directors for their reasonable travel and related expenses associated with attending Board and Board committee meetings.

Equity Compensation Plan Information
Equity Compensation Plan Information as of June 30, 2007

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	977,950	$9.00	46,550

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	977,950	$9.00	46,550

Security Ownership of Certain Beneficial Owners and Management
The following table presents, as of October 1, 2007, information relating to the beneficial ownership of Sport Supply Group common stock by (1) each person known to Sport Supply Group to own beneficially more than 5% of the outstanding shares of Sport Supply Group common stock, (2) each current director and nominee for director of Sport Supply Group, (3) each Named Executive Officer, and (4) all current directors and executive officers of Sport Supply Group as a group.
Unless otherwise indicated, beneficial owners listed here may be contacted at Sport Supply Group’s corporate headquarters at 1901 Diplomat Drive, Farmers Branch, Texas 75234. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares of common stock and percent of class listed includes shares of common stock that may be acquired by such person upon the exercise of stock options that are or will be exercisable, or upon the conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009 that are or will be convertible, within 60 days of October 1, 2007.

		Options/Notes			Total as a
		Exercisable/			Percentage of
	Number of	Convertible	Total		Shares
	Shares	Within 60	Beneficial		Outstanding
Beneficial Owner	Owned	Days	Ownership		(if 1% or more)(1)

CBT Holdings LLC 10877 Wilshire Boulevard Suite 2200 Los Angeles, CA 90024

Charles Bronfman Trust c/o Wilmington Trust Company 1100 North Market Street Wilmington, DE 19890	1,830,000	—	1,830,000	(2)	15.0%

Skystone Advisors LLC Kerry Nelson Two International Place Suite 1800 Boston, MA 02110

HSO Limited Partnership The Cayman Corporate Centre, 4th Floor 27 Hospital Road Georgetown, Grand Cayman Cayman Islands, British West Indies	1,535,800	273,038	1,808,838	(3)	14.8%

Carlson Capital, L.P. Asgard Investment Corp. Clint D. Carlson 2100 McKinney Avenue Suite 1600 Dallas, TX 75201

Double Black Diamond Offshore LDC UBS House, 227 Elgin Avenue P.O. Box 852 Grand Cayman, Cayman Islands	1,497,000	—	1,497,000	(4)	12.3%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,384,507	—	1,384,507	(5)	11.4%

Adam Blumenfeld	243,100	115,000	358,100		2.9%
Jeff Davidowitz	140,302	18,500	158,802	(6)	1.3%
Tevis Martin	2,000	125,000	127,000		1.0%
William H. Watkins, Jr.	43,503	18,500	62,003	(7)	*
William R. Estill	2,458	50,000	52,458		*
Robert W. Hampton	—	15,000	15,000		*
Michael J. Blumenfeld	—	10,000	10,000		*
Richard Ellman	—	—	—		—
Terrence M. Babilla	—	—	—		—
Kurt Hagen	—	—	—		—

Current directors and executive officers as a group (8 persons)	428,905	292,000	720,905		5.9%

*	The percentage of shares beneficially owned does not exceed 1%.

(1)	Based on the number of shares outstanding (12,188,160) at the close of business on October 1, 2007.

(2)	Based on information filed on a Schedule 13D with the SEC on August 6, 2007. According to the Schedule 13D, each of CBT Holdings LLC and Charles Bronfman Trust have shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 1,830,000 shares of the Company’s common stock.

(3)	Based on information filed on a Schedule 13G/A with the SEC on February 13, 2007. According to the Schedule 13G/A, (a) each of Skystone Advisors LLC and Kerry Nelson have shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 1,535,800 shares of the Company’s common stock and 273,038 shares of the Company’s common stock issuable upon conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009, and (b) HSO Limited Partnership has shared voting and shared dispositive power with respect to, and is deemed to beneficially own, 1,355,900 shares of the Company’s common stock and 273,038 shares of the Company’s common stock issuable upon conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009.

(4)	Based on information filed on a Form 4 with the SEC on October 1, 2007. According to the Form 4, (a) Carlson Capital, L.P. holds indirectly 1,352,981 shares of the Company’s common stock on behalf of Double Black Diamond Offshore LDC, of which Carlson Capital, L.P. is the investment manager and receives an asset based fee and an annual fee based on the appreciation of Double Black Diamond Offshore LDC, and (b) Carlson Capital, L.P. holds indirectly 144,019 shares of the Company’s common stock on behalf of Black Diamond Offshore Ltd., of which Carlson Capital, L.P. is the investment manager and receives an asset based fee and an annual fee based on the appreciation of Black Diamond Offshore Ltd. In addition, Asgard Investment Corp. reports the shares indirectly held by Carlson Capital, L.P. because, as the general partner of Carlson Capital, L.P. at the time of purchase, it controlled the voting and disposition of the securities. Further, Clint D. Carlson reports the shares indirectly held by Asgard Investment Corp. because, as the president of Asgard Investment Corp. at the time of purchase, he controlled the voting and disposition of the securities.

(5)	Based on information filed on a Schedule 13G/A with the SEC on February 14, 2007. According to the Schedule 13G/A, Wellington Management Company, LLP has shared voting power with respect to 579,907 shares of the Company’s common stock, shared dispositive power with respect to 1,384,507 shares of the Company’s common stock and is deemed to beneficially own 1,384,507 shares of the Company’s common stock.

(6)	Includes (a) 34,751 shares of the Company’s common stock held by Penn Footwear Retirement Trust of which Mr. Davidowitz is a trustee, (b) 67,551 shares of the Company’s common stock held by JIBS Equities LP of which Mr. Davidowitz is a general partner, (c) 9,000 shares of the Company’s common stock held by Penn Footwear, Inc. of which Mr. Davidowitz is President and a stockholder, (d) 4,000 shares of the Company’s common stock held by Oldfield Company of which Mr. Davidowitz is President and a stockholder, (e) 10,000 shares of the Company’s common stock held by DVD Partners LP of which Mr. Davidowitz is a general partner, and (f) 10,000 shares of the Company’s common stock held by 3D Partners LP of which Mr. Davidowitz is general partner.

(7)	Includes 30,303 shares of the Company’s common stock held in trust for the benefit of Mr. Watkins.
Transactions with Related Persons
Services Agreement with Old SSG
On August 14, 2006, the Company entered into a Services Agreement with Old SSG. Under the terms of the Services Agreement, Old SSG provided the Company with additional warehouse storage and office space at Old SSG’s Farmers Branch, Texas facilities, as well as provided the Company and its other subsidiaries with various payroll processing, human resource and risk management services. Prior to August 14, 2006, services provided to the Company by Old SSG were on a month-to-month basis. The Services Agreement was terminated on November 13, 2006 in connection with the consummation of the SSG Sub Acquisition. Mr. Harvey Rothenberg and Mr. Art Coerver, both executive officers of the Company during fiscal 2007, were members of Old SSG’s board of directors during fiscal 2007. During fiscal 2007, the Company paid approximately $27,000 in rent to Old SSG and $99,000 for other management services pursuant to the Services Agreement.

Employment Arrangement with Michael J. Blumenfeld
Mr. Michael J. Blumenfeld served as the Company’s Chief Executive Officer until November 13, 2006 and as the Company’s Chairman of the Board until July 1, 2007. Mr. Michael Blumenfeld is the father of the Company’s current Chairman of the Board and Chief Executive Officer, Adam Blumenfeld. Subsequent to his stepping down as the Company’s Chief Executive Officer in November 2006, Mr. Michael Blumenfeld has served as the Company’s Director of Corporate Development, and, as disclosed above in the section entitled “Fiscal 2007 Summary Compensation,” received $375,000 in total compensation for his services during fiscal 2007. Mr. Michael Blumenfeld is expected to continue to serve the Company as its Director of Corporate Development for the foreseeable future and, beginning with the 2008 fiscal year, will receive an annual salary of $150,000 for serving in such capacity.
Review, Approval or Ratification of Transactions with Related Persons
The disclosure, review and approval of any transactions between the Company and related persons is governed by the Company’s Code of Ethics, which provides guidelines for the disclosure and review of any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between the Company and any of its senior officers and directors. Pursuant to the Code of Ethics, such transactions or relationships are required to be disclosed to the Company’s Chief Executive Officer, who is then required to notify the Board of Directors regarding such disclosure. Conflicts of interest involving the Chief Executive Officer are required to be disclosed to the Company’s Chief Financial Officer or directly to the Board of Directors. Conflicts are then reviewed and approved or ratified by the Board of Directors and, if the conflict involves a member of the Board, then it shall be reviewed and approved or ratified by the disinterested members of the Board of Directors. The foregoing policies and procedures were followed with respect to transactions with related persons reported in this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in fiscal 2007, except that one of the Company’s 10% beneficial owners, Skystone Advisors LLC, filed a Form 4/A on July 7, 2006 (beyond the two business day deadline) to report a correction with respect to a transaction reported in an earlier timely-filed Form 4. The Form 4/A was filed to correct the number of shares of the Company’s common stock (from 18,100 shares to 26,600 shares) acquired by Skystone on June 30, 2006.

Additional Information
Proposals of Stockholders
The Company currently intends to hold its next annual meeting in November 2008. Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the fiscal 2009 annual meeting of stockholders must submit the proposal to the Company at its principal executive offices no later than June 18, 2008, unless the fiscal 2009 annual meeting date is changed by more than 30 days from the fiscal 2008 annual meeting, in which case the deadline will be a reasonable time before Sport Supply Group begins to print and mail the proxy materials. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Stockholders who intend to present a proposal at the fiscal 2009 annual meeting of stockholders without inclusion of such proposal in the Company’s proxy materials must, pursuant to our Bylaws, deliver a notice of such proposal by certified mail to the Secretary of Sport Supply Group at its principal executive offices not less than 120 nor more than 150 days before the first anniversary of the date of this proxy statement. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Annual Report on Form 10-K
A copy of the Company’s fiscal 2007 Annual Report on Form 10-K is being made available to stockholders along with this Proxy Statement. In addition, if you send your request in writing to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, TX 75234, Attention: Corporate Secretary, we will provide you, without charge, a copy of the Annual Report on Form 10-K filed with the SEC, or you can download a copy of our Annual Report on Form 10-K from our website, http://www.sportsupplygroup.com. You can also download a copy of our Annual Report on Form 10-K from the SEC’s website, http://www.sec.gov. The Company will furnish a requesting stockholder with any exhibit not contained therein upon payment of a reasonable fee. The Annual Report on Form 10-K does not constitute a part of the proxy solicitation materials.
Other Business
The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.
YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO VOTE YOUR SHARES ELECTRONICALLY ON THE INTERNET OR ON THE TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ACCOMPANYING PROXY CARD, OR TO MARK, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, AS SOON AS POSSIBLE.
By Order of the Board of Directors,
Terrence M. Babilla
President, Chief Operating Officer, General
Counsel and Secretary
Farmers Branch, Texas
October 16, 2007

SPORT SUPPLY GROUP, INC.
C/O CONTINENTAL STOCK TRANSFER
& TRUST COMPANY
17 BATTERY PLACE NEW
YORK, NY 10004
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sport Supply Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPRTS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SPORT SUPPLY GROUP, INC.
Vote On Directors

1.	ELECTION OF DIRECTORS NOMINEES: 01) Adam Blumenfeld 02) Jeff Davidowitz 03) Richard Ellman 04) William H. Watkins, Jr.

For	Withhold	For All	To withhold authority to vote for any individual
All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	Ratification of Grant Thornton LLP as independent auditor.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
SPORT SUPPLY GROUP, INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED BY THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Adam Blumenfeld and Terrence M. Babilla, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2008 annual meeting of stockholders of Sport Supply Group, Inc. to be held on the 30th day of November, 2007 (pursuant to the Notice of Annual Meeting dated October 16, 2007 and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Sport Supply Group, Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.
When properly executed, this Proxy will be voted in the manner directed herein by the undersigned Stockholder.
If no direction is made, this Proxy will be voted for proposals 1, 2 and 3.